Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

March 7, 2011

YRC Worldwide Transitions CFO Responsibilities

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that Sheila Taylor, Executive Vice President and Chief Financial Officer, has decided to leave the company effective March 31 to pursue opportunities outside of the less-than-truckload industry. Ms. Taylor has been CFO since October 2009 and prior to that was Vice President of Investor Relations and Treasurer.

“Sheila has been instrumental in the company’s financial restructuring over the last few years, including the significant turnaround in operating results and the generation and preservation of liquidity,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “I personally appreciate what we have accomplished under her leadership and wish her well as she takes her career in a different direction.”

William Trubeck, a member of the Board of Directors since 1994, will take over as interim Executive VP & CFO while the company completes its restructuring efforts.

Trubeck has over 30 years experience in executive leadership positions for Fortune 500 companies including specific experience as the CFO at H&R Block, Waste Management, and International Multi-Foods. In addition, he has led a variety of restructuring efforts during his career.

“We are extremely fortunate to have a person of Bill’s executive experience and capability, as well as a long-term member of our Board, step into this interim role as CFO. We fully expect him to play an important role in completing the final steps in the restructuring efforts of YRCW,” stated John Lamar, Chief Restructuring Officer.

Trubeck has served in various corporate director positions including WellCare Health Plans, Dynegy, Ceridian Corporation and The Federal Home Loan Bank of Des Moines and is currently vice chairman of the board of trustees of Monmouth College, Monmouth, Ill. Trubeck received his Bachelor of Arts in Business Administration from Monmouth College and a Master of Business Administration from the University of Connecticut.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is a leading provider of transportation and global logistics services. It is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, Reddaway, Holland and New Penn, and provides China-based services through its Jiayu and JHJ joint ventures. YRC Worldwide has the largest, most comprehensive less-than-truckload (LTL) network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Investor Contact:	Paul Liljegren
913-696-6108
paul.liljegren@yrcw.com

Media Contact:	Suzanne Dawson
Linden, Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide